Exhibit 99.1
INDEX TO PRO FORMA FINANCIAL INFORMATION
Corporate Property Associates 17 — Global Incorporated:
Pro Forma Consolidated Financial Information (Unaudited), December 31, 2009

Pro Forma Consolidated Statement of Operations for the year ended December 31, 2009 (Unaudited)	3
Pro Forma Consolidated Statement of Taxable Income and After-Tax Cash Flow for the year ended December 31, 2009 (Unaudited)	4
Notes to Pro Forma Consolidated Financial Information (Unaudited)	5

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED
The pro forma consolidated financial information of Corporate Property Associates 17 — Global Incorporated (“we, us, and our”), which are unaudited, have been prepared based on our historical financial statements. The pro forma consolidated statement of operations for the year ended December 31, 2009 has been prepared as if the significant investments subsequent to January 1, 2009 and related mortgage financing (noted herein) had occurred on January 1, 2009 and carried forward through their issuance dates. The balance sheet as of December 31, 2009 is not required since these investments are fully reflected in the December 31, 2009 historical balances. For information on our other real estate investments, please see the Description of the Properties section of the registration statement on Form S-11 filed with the Securities and Exchange Commission on April 19, 2010. In addition, adjustments have been recorded to reflect our asset management expense, reimbursement for administrative services and interest expense on the subordinated fees payable and to eliminate other interest income on uninvested cash. Pro forma adjustments are intended to reflect what the effect would have been had we held our ownership interest as of January 1, 2009 less amounts, which have been recorded in the historical consolidated statements of operations. In our opinion, all adjustments necessary to reflect the effects of these investments have been made. The pro forma consolidated financial information should be read in conjunction with the historical consolidated financial statements and notes thereto of our Annual Report on Form 10-K for the year ended December 31, 2009.
The pro forma information is not necessarily indicative of the financial condition or results of operations had the investments occurred on January 1, 2009, nor are they necessarily indicative of the financial position, cash flows or results of operations of future periods.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the year ended December 31, 2009
(Unaudited)

		Pro Forma Adjustments
	Historical	NYT (A)	Other (B)	Pro Forma

Revenues
Rental income	$18,333,245			$18,333,245
Interest income from direct financing leases	29,116,647	$4,818,145		33,934,792
Interest income from commercial mortgage-backed securities	2,743,143			2,743,143

	50,193,035	4,818,145	—	55,011,180

Expenses
Depreciation and amortization	(5,324,008)			(5,324,008)
General and administrative	(3,486,377)		$(207,662)	(3,694,039)
Property expenses	(3,313,913)		(703,470)	(4,017,383)
Impairment charges on net investments in properties	(8,271,215)			(8,271,215)
Impairment charges on CMBS, net of noncredit portion of impairment of $1,505,667 recognized in Other comprehensive loss	(15,633,115)			(15,633,115)

	(36,028,628)	—	(911,132)	(36,939,760)

Other Income and Expenses
Other interest income	231,560		(231,560)	—
Income from equity investment in real estate	1,405,771			1,405,771
Other income and (expenses)	(2,379,471)			(2,379,471)
Interest expense	(10,822,534)	(3,948,339)	(205,964)	(14,976,837)

	(11,564,674)	(3,948,339)	(437,524)	(15,950,537)

Income before income taxes	2,599,733	869,806	(1,348,656)	2,120,883
Provision for income taxes	(420,029)			(420,029)

Net income	2,179,704	869,806	(1,348,656)	1,700,854

Less: Net income attributable to noncontrolling interests	(9,880,720)	(401,636)		(10,282,356)

Net Loss Attributable to CPA®:17 – Global Shareholders	$(7,701,016)	$468,170	$(1,348,656)	$(8,581,502)

Weighted average shares outstanding	54,376,664			54,376,664

Net loss attributable to CPA®:17 – Global shareholders per share	$(0.14)			$(0.16)

The accompanying notes are an integral part of the pro forma consolidated financial information.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED
PRO FORMA CONSOLIDATED STATEMENT OF TAXABLE INCOME AND AFTER-TAX CASH FLOW
For the year ended December 31, 2009
(Unaudited)

Consolidated pro forma net loss for the year ended December 31, 2009	$(8,581,502)
Non-cash impairment charges (C)	23,904,330
Adjustment to interest income on direct financing leases and straight-line rental income for tax purposes (D)	(1,016,505)
Depreciation adjustment for tax purposes (E)	(719,678)

Pro forma taxable income	13,586,645
Add: Taxable depreciation (F)	3,418,481
Excess of noncontrolling interests’ share of tax earnings over distributions (G)	855,152
Company’s share of principal paid on mortgage loans (H)	(2,635,694)

Pro forma after-tax cash flow	$15,224,584

The accompanying notes are an integral part of the pro forma consolidated financial information.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL INFORMATION
(Unaudited)
Note 1. Basis of Presentation
The pro forma consolidated statement of operations for the year ended December 31, 2009 was derived from the historical audited consolidated financial statements for the year ended December 31, 2009, included in our Annual Report on Form 10-K filed on March 26, 2010.
Note 2. Pro Forma Adjustments
A. NYT – On March 6, 2009, an entity in which we, CPA®:16 – Global, and W. P. Carey own 55%, 27.25%, and 17.75% interests, respectively, completed a net lease financing transaction with respect to a leasehold condominium interest encompassing approximately 750,000 rentable square feet in the office headquarters of The New York Times Company (“The Times”) in New York, NY. This jointly owned entity acquired record leasehold title and a secured interest in the property and entered into a net lease agreement with NYT Real Estate Company LLC (“NYT”), a subsidiary of The Times. The total cost of the transaction, including the acquisition fee payable to Carey Asset Management Corporation (“CAM”), was approximately $233,720,223, of which our share is approximately $129,581,152. The jointly owned entity has been structured such that profits and losses, and distributions are pro rata to the ownership interests. As we have effective control, we are consolidating this entity. The interests applicable to CPA®:16 – Global and W. P. Carey are reflected as noncontrolling interest in the accompanying consolidated pro forma financial statements.
The lease has an initial term of 15 years and provides NYT with one 10-year renewal option and two additional 5-year renewal options. In the 10th year of the initial term of the lease, NYT has an option to purchase the leasehold title interest for approximately $250,000,000. Such purchase option, together with the other terms of the net lease and related transaction documents, allows the transaction to be accounted for as a direct financing lease. The initial annual rent under the lease is $24,187,500, of which our share is approximately $13,303,125. Additionally, the lease provides for annual rent increase of 1.5% for the initial term, and formula rent increases for any renewal terms. Interest income from direct financing leases is recorded such that we recognize income at a constant rate of interest on the net investment in the lease, and assumes the exercise of the purchase option by NYT in the 10th year of the lease. Interest income for the first lease year is $26,569,418, of which our share is $14,613,180. For financial reporting purposes, no depreciation is recorded on a direct financing lease.
In August 2009, the jointly owned entity obtained mortgage financing on the property of $119,750,000, of which our share is approximately $65,862,500, with an annual interest rate of LIBOR plus 4.75% that has been capped at 8.75% through the use of an interest rate cap and a term of five years. For pro forma purposes, interest expense is calculated using LIBOR at April 9, 2010 of 0.30%. Based on pro forma mortgage balance of $117,246,000 as of December 31, 2009, a 1/8% change in LIBOR would change annual interest expense by $146,558.
Included in the historical balances for the year ended December 31, 2009 are interest income from direct financing leases of $21,751,273, general and administrative expense of $23,638, other interest income of $919, interest expense of $2,041,611, net income attributable to noncontrolling interests of $8,859,124 and net income attributable to CPA®:17 – Global shareholders of $10,827,819.
B. We pay our advisor an asset management fee ranging from 0.5% per annum of average market value for long-term net leases and certain other types of real estate investments to 1.75% per annum of average equity value for certain types of securities. Based on pro forma average invested assets of $605,875,810 as of December 31, 2009, the pro forma fees amount to $3,180,942 for the year ended December 31, 2009, of which $2,477,472 is included in the historical results of operations, and is reflected in property expenses in the accompanying pro forma consolidated statement of operations. The advisor is reimbursed for the cost of personnel needed to provide administrative services to our operations. The amount of the reimbursement is allocated based on adjusted gross revenue. Our pro forma calculation of reimbursement for administrative services is $578,513 for the year ended December 31, 2009, of which $370,851 is included in the historical results of operations, and is reflected in general and administrative expenses. Our pro forma calculation of deferred acquisition fees payable to the advisor amount to $7,922,000 as of December 31, 2009, and bears interest at an annual rate of 5%, or $483,154 for the year ended December 31, 2009, of which $277,190 is included in the historical results of operations, and is reflected in interest expense. For pro forma purposes, other interest income from uninvested cash is eliminated based on the assumption that substantially all cash proceeds of the offering may be invested in real estate.

CORPORATE PROPERTY ASSOCIATES 17 – GLOBAL INCORPORATED
NOTES TO PRO FORMA CONSOLIDATED FINANCIAL INFORMATION — (Continued)
(Unaudited)
C. For the year ended December 31, 2009, we recorded non-cash impairment charges on our CMBS portfolio and on our Waldaschaff Automotive GmbH and Wagon Automotive Nagold GmbH (collectively, “Wagon”) properties totaling $23,904,330, inclusive of noncontrolling interests of $2,756,796 million, to write down the carrying values of these assets to their respective estimated fair value. These non-cash impairment charges are not deductible for tax purposes.
D. For tax purposes, rents are recognized on a contractual basis and differences between contractual rents and rents recognized on a straight-line basis and interest income recognized at a constant rate of interest are eliminated.
E. For financial reporting purposes, no depreciation is recorded on direct financing leases. Depreciation is recorded for the purpose of determining the taxable income of certain direct financing leases. The NYT lease is considered a loan for tax purposes, and as such, no deprecation is recorded on the assets. Annual taxable depreciation of $974,968 is computed on a straight-line basis over 40 years and is based on the tax basis of Wagon’s building and improvements, adjusted for the exchange rate, of $38,998,702.
For financial reporting purposes, a portion of the underlying assets of the operating leases have been classified as intangible assets and are being amortized on a straight-line basis over the initial term or renewable term of the leases, ranging from 16 years to 40 years. Such assets are classified as buildings and improvements for tax purposes and are being depreciated on a straight-line basis over 40 years. As a result, annual depreciation and amortization for financial reporting purposes is $255,289 less than depreciation computed for tax purposes.
F. For tax purposes, our basis in buildings and improvements is $136,739,246. Such assets are being depreciated on a straight-line basis over 40 years resulting in annual taxable depreciation of $3,418,481.
G. Amounts available for distribution were computed by adding back pro rata tax-basis depreciation expense to taxable income and deducting pro rata scheduled principal amortization.
H. Our share of mortgage amortization is as follows:

Actebis Peacock GmbH	$353,350
Wagon	535,774
Life Time Fitness, Inc.	369,478
NYT	1,377,092

$2,635,694